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Exhibit 99.1





                                                     For Additional Information,
                                                     Contact Robert O. Bratton,
                                                     Chief Financial Officer
                                                     (704) 721-4473
                                                             or
                                                     David E. Keul, Controller
                                                     (704) 721-4482


FOR IMMEDIATE RELEASE
April 4, 2000


                     FIRST CHARTER ANNOUNCES CONSUMMATION OF
                      CAROLINA FIRST BANCSHARES ACQUISITION

Concord, North Carolina -- First Charter Corporation (NASDAQ: FCTR), the holding company for First Charter National Bank, announced today that its acquisition of Carolina First BancShares, Inc. (NASDAQ: CFBI), the holding company for Lincoln Bank of North Carolina, Cabarrus Bank of North Carolina and Community Bank and Trust Co., became effective today.

Lawrence M. Kimbrough, President and Chief Executive Officer, commented that "The acquisition of Carolina First BancShares strengthens our presence in Mecklenburg and Cabarrus counties, and provides a springboard for our growth into several key markets, such as Lincolnton and Mooresville. Following the merger of the Carolina First subsidiary banks into First Charter National Bank, their customers will have access to several new products and services, including: personal and commercial insurance, financial management services and full-service banking by telephone. The deep commitment by the Carolina First BancShares team to community involvement and local market management is a natural fit with the First Charter tradition of "Expect More From Us."

As previously announced, the acquisition involved the merger of Carolina First into First Charter in a tax-free transaction. Carolina First shareholders will receive 2.267 shares of First Charter common stock for each share of Carolina First common stock in connection with the merger.

First Charter anticipates one-time merger related charges of $15.1 million ($11.5 million, net of tax effects) in connection with the merger. Employee-related and professional fees associated with the transaction (including fixed financial advisor fees as well as attorneys' and accountants' fees) are expected to represent the largest portion of the expenses and charges.


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Following the consummation, First Charter has $2.7 billion in assets and through its subsidiaries operates 50 financial centers in 14 counties throughout the Charlotte metropolitan region. First Charter provides businesses and individuals with a broad range of financial services, including banking, comprehensive financial planning, funds management, investments, insurance, mortgages and a full array of employee benefit programs.

This news release contains forward-looking statements. Such statements are subject to certain factors which may cause the company's results to vary from those expected, including the risks set forth from time to time in the company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.